Exhibit 99.1

ORIENT-EXPRESS NAMES JOHN M. SCOTT III
PRESIDENT AND CHIEF EXECUTIVE OFFICER

BOARD UNANIMOUSLY REJECTS UNSOLICITED ACQUISITION PROPOSAL
 FROM INDIAN HOTELS

Hamilton, Bermuda, November 8, 2012 -- Orient-Express Hotels Ltd. (NYSE: OEH) today announced that John M. Scott III has been appointed President and Chief Executive Officer and a Director.  Mr. Scott, 47, is an experienced operator of luxury hotels who most recently served as President and CEO of Rosewood Hotels & Resorts, where he oversaw a portfolio of 17 ultra-luxury hotels located in seven countries with combined revenues of more than $500 million.

“John Scott is a talented and highly regarded leader in the global hotel industry and we are excited to welcome him to Orient-Express,” said J. Robert Lovejoy, Chairman of the Board.  “During his time at Rosewood, John was responsible for doubling the number of hotels under management, significantly increasing EBITDA and securing an active development pipeline of new hotel projects.  With a deep understanding of the ultra-luxury lodging sector and proven industry experience in strategy, operations, finance, and brand building, John has the right skills and qualifications to drive growth and deliver on the tremendous potential of Orient-Express’ portfolio of iconic and irreplaceable properties.”

“Orient-Express is a legendary brand synonymous with excellence, sophistication and personality,” said Mr. Scott.  “With a unique collection of one-of-a-kind assets and a business model and culture that ensures the highest quality service and guest experience, Orient-Express is among the world’s premier luxury hotel and travel companies.  I am excited to join Orient-Express and look forward to working together with the Board and management team to expand the business, grow profitability and significantly increase shareholder value, while providing our guests with experiences and memories that last a lifetime.”

Added Mr. Lovejoy, “On behalf of the Board, I want to thank Philip Mengel for serving as interim CEO for the past six months.  We look forward to his continued contributions as a Director on our Board.  Having a seasoned leader at the helm provided us with the flexibility to conduct the thorough search that led us to John Scott.”

Response to Unsolicited Acquisition Proposal
Orient-Express also announced that its Board, after consultation with independent financial and legal advisors, has unanimously determined that the unsolicited proposal from The Indian Hotels Company Limited and certain affiliates and third parties to acquire all of the outstanding shares of Orient-Express for $12.63 per share in cash (the “Indian Hotels Proposal”) significantly undervalues Orient-Express and its unique assets and is not in the best interests of Orient-Express and its shareholders.  The Company informed Indian Hotels of its decision in a letter included below.

Mr. Lovejoy said, “The Board is deeply committed to creating value for our shareholders and will take whatever actions it believes will best accomplish that objective.  We carefully evaluated the Indian Hotels Proposal in that spirit but unanimously concluded it is deeply unattractive from a financial perspective.  Importantly, the Board believes the current macroeconomic environment, conditions in the luxury hotel business and factors unique to Orient-Express would make this a highly disadvantageous time to sell the Company to realize its true value. Orient-Express has exciting prospects and an unrivalled collection of one-of-a-kind luxury properties that it is taking concerted actions to optimize. With the appointment of a world-class CEO, whom the Board is confident will drive superior long-term value, we believe Orient-Express has a bright future as an independent company serving the interests of shareholders as well as guests.”

Mr. Lovejoy noted that Mr. Scott formerly served as President and CEO of Rosewood Hotels & Resorts from 2003 until the sale in 2011 of Rosewood and related owned hotel assets (including The Carlyle, Mansion on Turtle Creek, Hotel Crescent Court, Little Dix Bay and Inn of the Anasazi).

Prior to joining Rosewood Hotels, Mr. Scott served for seven years as Managing Director of Acquisitions and Asset Management at Maritz, Wolff & Co., where he was responsible for acquisitions and asset management for the private equity real estate investment group.  Previously, Mr. Scott held management positions in business planning and development at The Walt Disney Company and senior hotel management positions at the Interpacific Group Hong Kong, a private hotel investment and management company operating in the Asia-Pacific region.

Mr. Scott holds a Master’s Degree in Business Administration from Harvard Business School and a Bachelor of Arts Degree from Dartmouth College.  He also serves on the Board of Cedar Fair Entertainment (NYSE: FUN), a leading publicly traded theme park and entertainment company.

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as financial advisors to Orient-Express.  Davis Polk & Wardwell LLP is acting as legal advisor to Orient-Express.

The text of the letter sent to Indian Hotels is below:

November 8, 2012

Mr. R. K. Krishna Kumar
Vice Chairman
The Indian Hotels Company Limited
Mandlik House
Mandlik Road
Mumbai 400 001
India

Dear Mr. Kumar:

I am writing in response to your letter of October 18, 2012 setting forth an unsolicited proposal by The Indian Hotels Company and certain other entities to acquire all of the outstanding shares of Orient-Express Hotels Ltd. for $12.63 per share in cash.

After thorough consideration, and in consultation with independent financial and legal advisors, our Board of Directors has unanimously concluded that your proposal significantly undervalues Orient-Express and its future prospects.  Like that of many other hospitality companies and luxury sector participants, we believe the current price of Orient-Express shares reflects the market’s short-term outlook and not the long-term value of its assets.

Orient-Express is one of the premier hospitality brands in the world. We own a unique and irreplaceable portfolio of iconic ultra-luxury properties – including the Hotel Cipriani, Copacabana Palace, the Venice Simplon-Orient-Express, Hotel Splendido and the ‘21’ Club.  Despite a difficult operating environment, we continue to perform well.  The Board believes the Company is well positioned to deliver substantial value to our shareholders in 2013 and the coming years.

You continue to state publicly that you are offering a significant premium, but your opportunistic proposal was made at a time when the price of Orient-Express shares has been significantly depressed.  Orient-Express shares have been negatively impacted by various factors including economic turbulence, particularly in Europe, important properties in the midst of refurbishment projects, and the transition to a new CEO.  In short, we strongly believe your proposal is significantly below the value of Orient-Express.

Our opportunity to grow earnings and cash flow is significant, as many of our core properties are expected to achieve in 2012 substantially less than their peak EBITDA.  In addition, we expect EBITDA to benefit materially as properties undergoing renovations reopen and major new properties commence operations.  We are encouraged by the growth in our advance bookings for 2013, which are currently well ahead of last year at this time.  In addition, the market value of our unique properties is underscored by the prices per key paid in some recent sales of iconic assets.

For all these reasons, the Board is convinced that Orient-Express has a very bright future.  Importantly, we have announced today the hiring of John M. Scott as our new President and Chief Executive Officer.  Mr. Scott has superb industry experience, a deep understanding of the luxury customer and a track record of success with high-end assets.  We are convinced his leadership will usher in an exciting new era at Orient-Express.  We believe he will help build the value of the Orient-Express brand, drive substantial incremental value from our properties, and deliver strong long-term returns to our shareholders.

The members of the Orient-Express Board have great respect for your company.  We have taken, and will continue to take, our responsibilities to Orient-Express shareholders extremely seriously. We remain deeply committed to the goal of delivering superior value to our shareholders.  For the reasons described above, our Board has unanimously concluded that your proposal significantly undervalues Orient-Express, and that now would be a highly disadvantageous time to sell the Company.  Accordingly, our Board has unanimously determined that it is not in the best interests of Orient-Express and its shareholders to pursue your proposal.

Sincerely yours,

J. Robert Lovejoy
Chairman

About Orient-Express Hotels Ltd.
Orient-Express Hotels Ltd., listed on the New York Stock Exchange, ticker OEH, engages in the hotel, tourist train, restaurant and cruise ship business.  Orient-Express Hotels owns all or part of and manages 45 famous properties in 22 countries, including the Hotel Cipriani in Venice, the Copacabana Palace in Rio de Janeiro and the Mount Nelson Hotel in Cape Town. In addition, it owns the Venice Simplon-Orient-Express and Eastern & Oriental Express tourist trains, '21' Club in New York City and the "Road To Mandalay" cruise ship in Burma.

Safe Harbour Statement
This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and Orient-Express' operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, possible challenges to Orient-Express' corporate governance structure, and the uncertain outcome of the pending Indian Hotels Proposal. Further information regarding these and other factors is included in the filings by Orient-Express with the U.S. Securities and Exchange Commission.

Contacts:
Investors:
Martin O'Grady, Vice President, Chief Financial Officer
Tel: +44-20-3117-1333
E: martin.ogrady@orient-express.com

Media:
Vicky Legg, Director, Corporate Communications
Tel: +44-20-3117-1380
E: vicky.legg@orient-express.com

or

George Sard/Denise DesChenes/Jamie Tully
Sard Verbinnen & Co
Tel: 1-212-687-8080
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